Exhibit 10.2

EXECUTION VERSION

AGREEMENT REGARDING NISKA GAS STORAGE PARTNERS LLC

PHANTOM UNIT PERFORMANCE PLAN AWARDS

This Agreement Regarding Niska Gas Storage Partners LLC Phantom Unit Performance Plan Awards (the “Agreement”) is entered into between Bruce D. Davis, Jr. (“Employee”) and Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), as of July 31, 2015 (the “Effective Date”).

WITNESSETH

A.            Employee and the Company previously entered into that certain employment agreement dated May 7, 2014 (the “Employment Agreement”), which was assigned by the Company to Niska Gas Transport Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (“Transport”), effective January 1, 2015.  Employee’s employment with the Company and any of its subsidiaries, including Transport (collectively, the “Company Group”), will end at 5:00 p.m., Eastern time, on July 31, 2015 (the “Termination Date”), due to termination of the Employee’s employment without cause pursuant to Section 7(b) of the Employment Agreement. The potential severance and other benefits related to the Employment Agreement shall be addressed separately in a Separation Agreement and General Release of Claims agreement by and between Employee, the Company and Transport (the “Separation Agreement”).

B.            Effective as of May 7, 2014 (the “Grant Date”) the Employee received a total grant of 43,595.44 phantom unit awards pursuant to the Niska Gas Storage Partners LLC Phantom Unit Performance Plan (the “PUPP”) and an individual award agreement (the “Award Agreement”).  Distributions that the Company made with respect to its common units following the Grant Date resulted in additional phantom units being credited to the Employee, thus, as of the Effective Date, the Employee’s total award is equal to 48,346 phantom units (the “Award”).  As of the Effective Date, the Award is outstanding.

C.            The Employee and the Company desire to specify the treatment of the Award in connection with Employee’s termination of employment and upon the closing, if any, of the transactions contemplated in that certain Agreement and Plan of Merger and Membership Interest Transfer Agreement, dated as of June 14, 2015, by and among the Company, Niska Gas Storage Management LLC, a Delaware limited liability company and sole managing member of the Company, Niska Sponsor Holdings Coöperatief U.A., a Netherlands coöperatief, Swan Holdings LP, an Ontario partnership, and Swan Merger Sub LLC, a Delaware limited liability company (the transactions being referred to herein as the “Merger” and the document referred to herein as the “Merger Agreement”).

D.            The Employee and the Company hereby agree to the following:

1.              Pro Rata Acceleration of PUPP Awards.  Pursuant to the Award Agreement, in the event that the Employer (defined within the PUPP) terminates Employee without cause, a pro rata portion of the Award will automatically become vested in accordance with the following formula:

A x (B/C), where

A = phantom units that have not already become vested units on or prior to the Employee’s Termination Date

B = number of days between the Grant Date and the Employee’s Termination Date

C = number of days in entire PPU Period (defined within the PUPP)

The parties to this Agreement agree that A, B and C above shall be defined as follows for purposes of calculating accelerated vesting on the Termination Date:

A = 48,346

B = 450

C = 1,095

This formula will result in 19,868 phantom units of the Award becoming vested automatically upon the Termination Date.  In accordance with the Company’s practice to settle PUPP awards during the “short-term deferral period” under the Deferred Compensation Rules (as defined in the PUPP), the Company will settle the Employee’s 19,868 vested phantom units as soon as reasonably practicable following, but in no event later than, the sixtieth (60th) day following the Employee’s Termination Date.  The parties acknowledge and agree that all services necessary to earn these 19,868 phantom units are complete, and payment with respect to such phantom units is due and payable in accordance with the terms hereof, immediately as of the Termination Date.  The Award was designed to be settled in the form of the Company’s common units pursuant to the Company’s 2010 Long Term Incentive Plan, therefore the settlement of the vested phantom units will be in the form of fully vested Company common units.

2.              Potential Change of Control Settlement.  Notwithstanding anything to the contrary within the Employment Agreement, the Separation Agreement, the PUPP or the Award Agreement, the 28,478 remaining phantom units of the Award that do not automatically become vested upon the Termination Date will remain eligible to vest upon the closing of the Merger, which will constitute a Change of Control under the PUPP and the Award Agreement.  In the event that such remaining phantom units become vested pursuant to this Section 2, the vested phantom units will be deemed to be vested immediately prior to the closing of the Merger, and the Company will pay, or cause to be paid, to Employee an amount equal to the Merger Consideration (as defined in the Merger Agreement) on the same terms and conditions as applicable to other Company unitholders generally under the Merger Agreement as if he was the holder of 28,478 Company common units.  For purposes of clarity, if the closing of the Merger does not occur, or if the Company incurs a Change of Control other than the Merger, no portion of the remaining Award is eligible to become vested and the 28,478 remaining phantom units will be null and void and will be forfeited by Employee.

[Signature Page to Follow]

Niska Gas Storage Partners LLC

By:	/s/ William H. Shea, Jr.

Name:	William H. Shea, Jr.

Title:	President and Chief Executive Officer

Date:	7-31-2015

/s/ Bruce D. Davis, Jr.

Bruce D. Davis, Jr.

Date:	7-31-2015